                                                                     Exhibit 4.4

                                     NOTE


No. 1                                                        December 20, 1996
$140,000,000                                                New York, New York


            FOR VALUE RECEIVED, the undersigned, ITSA - INTERCONTINENTAL TELECOMUNICACOES LTDA., a limited liability company incorporated in the Federative Republic of Brazil and domiciled in the City of Brasilia (the "Company"), hereby unconditionally promises to pay to the order of TV FILME, INC., a Delaware corporation ("TV Filme") and the parent of the Company, on the Maturity Date (as defined below), the principal amount of ONE HUNDRED FORTY MILLION DOLLARS ($140,000,000).

            The Company further promises to pay interest on the unpaid principal amount hereof from time to time outstanding as provided in Section 2.3 hereof.

            Except as permitted pursuant to subsection 5.2(b) hereof, all payments to be made by the Company hereunder shall be made in lawful money of the United States of America and in immediately available funds at the office of Japan Bankers Trust Company, Ltd. (the "Paying Agent", which term shall include any successor to Japan Bankers Trust Company, Ltd. which acts in the capacity of Paying Agent hereunder) located at Ogawamachi-Mitsui Bldg., 10th Floor, 3 Kanda-Ogawamachi, I-Chome, Chiyoda-Ku, Tokyo, Japan, or at such other office of the Paying Agent as the Paying Agent may specify in a written notice to the Company, for the account of the holders of this Note. All such payments shall be free and clear of any Lien (as defined below), encumbrance, set-off or counterclaim whatsoever.

            All payments to be made hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imports, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any country (or any political subdivision or taxing authority thereof or therein), excluding, however, all such taxes, levies, imports, duties, charges, fees, deductions or withholdings, (i) at any time imposed, levied, collected, withheld or assessed by the United States of America or (ii) that would not be imposed but for a connection between the holder of this Note and the jurisdiction imposing such tax, levy, import, duty, charge, fee, deduction or withholding other than a connection arising solely by virtue of the activities of such holder pursuant to or in respect of this Note, the Indenture (as defined below) or the Note Pledge Agreement (as defined in the Indenture) (such non-excluded taxes are herein referred to as "Foreign Taxes"). If any Foreign Taxes are imposed or required to be withheld from any payment, the Company shall (a) increase the amount of such payment so that the holder of this Note will receive a net amount (after deduction of all Foreign Taxes) equal to the amount due hereunder, (b) pay such Foreign Taxes to the appropriate taxing authority for the account of the holder of this Note and (c) as promptly as possible thereafter, send the holder of this Note an
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                                                                               2


original receipt showing payment thereof, together with such additional documentary evidence available to the Company as the holder of this Note may from time to time reasonably require. If the Company fails to perform its obligations under clause (b) or (c) of the preceding sentence, the Company shall indemnify the holder of this Note for any incremental taxes, interest or penalties that may become payable by the holder of this Note as a consequence of such failure. This covenant shall survive payment of this Note and all other amounts payable hereunder.

            The Company agrees to indemnify the holder of this Note for, and hold the holder of this Note harmless from, any present or future claim or liability for any registration charge or any stamp, excise or other similar taxes, including any interest equalization tax, and any penalties or interest with respect thereto, which may be imposed by any jurisdiction in connection with this Note or enforcement hereof.

            Any holder of this Note invoking or seeking to invoke any provisions set forth in the two immediately preceding paragraphs hereof shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document, if such filing would avoid or reduce the amount of any liability the Company might incur pursuant to such paragraphs, so long as, in the reasonable judgment of such holder, such filing would not be disadvantageous to such holder in any material respect. To the extent such holder may obtain a refund of any such tax, levy, import, duty, charge, fee, deduction or withholding for which the Company has incurred or will incur liability pursuant to the two immediately preceding paragraphs, such holder will take reasonable steps to obtain such refund. Should any refund be obtained, the holder will promptly remit the same to the Company.

            SECTION 1. DEFINED TERMS.

            As referred to in this Note, all terms defined in this Note shall have the meanings ascribed thereto and the following terms shall have the meanings specified with respect thereto:

            "Bankruptcy Law" means Title 11, United States Code, or Decree Law No. 7661 of June 21, 1945, as each may be amended from time to time, or any similar federal, state of foreign law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, "concordata" or relief of debtors.

            "Business Day" means any day other than a Saturday, Sunday, public holiday or day on which banking institutions in New York City are authorized or obligated by law to close.

            "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

            "Event of Default" shall mean any "Event of Default" as such term is defined in the Indenture.

            "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "indemnified liabilities" shall have the meaning assigned to such term in Section 5.6 hereof.

            "Indenture" shall mean the Indenture, dated as of December 20, 1996, between TV Filme and IBJ Schroder Bank & Trust Company, as trustee.

            "Interest Payment Date" shall have the meaning assigned to such term in Section 2.1 hereof.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof).

            "Liquidated Damages" shall have the meaning assigned to such term in the Indenture.

            "Maturity Date" shall mean December 15, 2004.

            "Maximum Rate" shall have the meaning assigned to such term in
      Section 5.8 hereof.

            "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Requirement of Law" as to any Person, shall mean the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "TV Filme Notes" shall have the meaning assigned to the term "Notes" in the Indenture.

            SECTION 2. INTEREST AND PAYMENT.

            2.1. Interest. The Company hereby promises to pay interest on the principal amount of this Note from December 20, 1996 until maturity of this Note. The Company will pay interest semi-annually on June 15 and December 15 of each year, commencing June 15, 1997, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest

Payment Date"). Interest on this Note will accrue at the rate of 12 7/8% per annum from the most recent date to which interest has been paid or, if no interest has been paid, from December 20, 1996. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent that such interest is an allowed claim enforceable against the debtor under such Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate equal to 1% per annum in excess of the then applicable interest rate on this Note to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent that such interest is an allowed claim against the debtor under such Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company will pay as additional interest the amount equal to the aggregate amount of Liquidated Damages owing to the holders of TV Filme Notes; the amount owing by the Company pursuant to this sentence shall be payable on the date such Liquidated Damages are owing under the Indenture.

            2.2. Optional Prepayments. The Company will have the option to prepay the principal amount of this Note on any day in which the TV Filme redeems the TV Filme Notes pursuant to Section 3.7 of the Indenture; provided that the principal amount of this Note so prepaid shall not exceed the aggregate principal amount of the TV Film Notes redeemed on such date (without giving effect to any premium provided in Section 3.7 of the Indenture). Any accrued and unpaid interest on any principal amount prepaid pursuant to this Section 2.2 shall be paid at time of such prepayment. In addition, the Company shall pay an amount equal to the aggregate premium payable by TV Filme under Section 3.7 of the Indenture; the amount owing by the Company pursuant to this sentence shall be payable on the date that such premium is owing under the Indenture.

            2.3. Mandatory Prepayments. The Company will be required to prepay the principal amount of this Note on any day in which TV Filme redeems the TV Filme Notes pursuant to Sections 4.10 or 4.14 of the Indenture; provided that the principal amount of this Note so prepaid shall not exceed the aggregate principal amount of the TV Filme Notes redeemed on such date (without giving effect to any premium provided in Sections 4.10 and 4.14 of the Indenture). Any accrued and unpaid interest on any principal amount prepaid pursuant to this
Section 2.3 shall be paid at time of such prepayment. In addition, the Company shall pay an amount equal to the aggregate premium payable by TV Filme under Sections 4.10 and 4.14 of the Indenture; the amount owing by the Company pursuant to this sentence shall be payable on the date that such premium is owing under the Indenture.

            2.4. Requirements of Law. (a) In the event that any existing applicable law, regulation or directive or future applicable law, regulation or directive, or any change therein or in the interpretation thereof, or compliance by the holder of this Note with any request (whether or not having the force of law) of any relevant central bank or other comparable agency: (i) shall subject the holder of this Note to any tax of any kind whatsoever with respect to this Note, or acquisition of debt of obligors outside the United States of America or change the basis of taxation of payment to the holder of this Note of principal, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the holder of this Note imposed in the
United States of America or any jurisdiction in which the holder of this Note
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                                                                               5


books the credit evidenced hereby), (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the holder of this Note or (iii) shall impose on the holder of this Note any other condition with respect to this Note or the loan evidenced by this Note, and the result of any of the foregoing is to increase the cost of the holder of this Note of maintaining the loan evidenced by this Note or to reduce any amount receivable hereunder in respect thereof, then the Company agrees to pay to the holder of this Note, within 10 days following the later to occur of (A) demand, or (B) the Company being furnished with the certificate described below, additional amounts which will compensate the holder of this Note for such increased cost or reduced amount receivable, as reasonably determined by the holder of this Note with respect thereto. The certificate of the holder of this Note shall demonstrate in reasonable detail any additional amounts payable pursuant to the preceding sentence and, in the absence of manifest error, shall be conclusive as to the amounts due.

            (b) Notwithstanding any provision of Section 2.4(a) hereof to the contrary, the Company shall not be liable for any such increased cost or reduced amount resulting from a tax or reserve, special deposit, compulsory loan or similar requirement or any other condition (all such taxes, reserves, loans, requirements and conditions are collectively referred to herein as "Conditions") that would not be imposed or otherwise apply but for a connection between the holder of this Note and the jurisdiction imposing such Condition, other than a connection arising solely by virtue of the activities of such holder pursuant to or in respect of this Note, the Indenture or the Note Pledge Agreement (as defined in the Indenture). Any holder of this Note invoking or seeking to invoke the provisions set forth in Section 2.4(a) hereof shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document or change the office where payments under this Note are to be made or where the loan evidenced by this Note is booked or take other action, if such filing or change or other action would avoid or reduce the amount of any liability the Company might incur pursuant to Section 2.4(a) hereof, so long as, in the reasonable judgment of such holder, such filings, change or other action would not be disadvantageous to such holder in any material respect. To the extent such holder may obtain a refund with respect to any liability resulting from a Condition, such holder will take reasonable steps to obtain such refund. Should any such refund be obtained, the holder will promptly remit the same to the Company.

            SECTION 3. REPRESENTATIONS AND WARRANTIES

            To induce the holder of this Note to accept this Note, the Company hereby represents and warrants to such holder that:

            (a) The Company (i) is a limited liability company organized and existing under the laws of the Federative Republic of Brazil; and (ii) is duly qualified to carry on its present business and to own or lease its properties.

            (b) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Note and has taken all necessary corporate action to authorize its execution, delivery and performance. The Company has duly executed and delivered this Note, and this Note constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be subject to
      (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            (c) This Note is in proper legal form under the laws of the Republic of Brazil for the enforcement thereof in accordance with its terms against the Company under such laws. Neither the filing nor the recording of this Note or any other document with any court or any other Brazilian authority nor the payment of any stamp or similar tax in respect of this Note is necessary to ensure the legality, validity, enforceability or admissibility in evidence in the Federative Republic of Brazil of this Note.

            (d) Except for the certificate of registration to be issued by the Central Bank of Brazil which will enable it to make the payments of principal and interest under this Note, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Note or (ii) the legality, validity, binding effect or enforceability of this Note.

            (e) The execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby will not result in the breach of any terms or provisions of, or constitute a default under any judgment, decree or other agreement or instrument to which the Company is a party or by which it is bound, nor will it conflict with the Company's organizational documents (contrato social).

            (f) The Company has complied with all laws, regulations or orders applicable to its business, except for such failures to comply which would not reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under this Note.

            SECTION 4. EVENTS OF DEFAULT

            If any Event of Default specified in clauses (a), (b), (c), (d),
(e), (f) or (g) of Section 6.1 of the Indenture occurs and is continuing, then the holder of this Note may, by written notice to the Company, declare the unpaid principal of, and any accrued interest on, this Note to be due and payable immediately. If any Event of Default with respect to TV Filme specified in clauses (h) or (i) of Section 6.1 of the Indenture occurs with respect to TV Filme, any Significant Subsidiary (as defined in the Indenture) of TV Filme or any group of Restricted Subsidiaries (as defined in the Indenture) of TV Filme that, taken together, would constitute a Significant Subsidiary of TV Filme, all outstanding principal and interest on this Note will be immediately due and payable without any declaration or other act on the part of the holder of this Note.

            Subject to the preceding paragraph, if an Event of Default occurs and is continuing, the holder of this Note may pursue any available remedy by proceeding at law or in equity to collect any payment due on this Note or to enforce the performance of any provision of this Note.

            SECTION 5. MISCELLANEOUS

            Section 5.1. Agent for Service; Submission to Jurisdiction; Waiver of Immunities. By the execution and delivery of this Note or any amendment or supplement hereto, the Company (i) acknowledges that it has, by separate written instrument, designated and appointed Corporation Service Company, currently located at 375 Hudson Street, New York, New York 10014, as its authorized agent upon which process may be served in any suit, action or proceeding with respect to, arising out of, or relating to, this Note (other than an insolvency, liquidation or bankruptcy proceeding or any other proceeding in the nature of an in rem or quasi in rem proceeding), that may be instituted in any Federal or state court in the State of New York, The City of New York, the Borough of Manhattan, or brought under Federal or state securities laws or brought by the holder of this Note, and acknowledges that Corporation Service Company has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon Corporation Service Company shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of Corporation Service Company in full force and effect so long as this Note shall be in full force and effect; provided that the Company may and shall (to the extent Corporation Service Company ceases to be able to be served on the basis contemplated herein), by written notice to the holder of this Note, designate such additional or alternative agents for service of process under this Section 5.1 that (i) maintains an office located in the Borough of Manhattan, The City of New York in the State of New York, (ii) are either (a) counsel for the Company or (b) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and for other persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 5.1. Such notice shall identify the name of such agent for process and the address of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Notwithstanding the foregoing, there shall, at all times, be at least one agent for service of process for the Company appointed and acting in accordance with this Section 5.1.

            To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Note, to the extent permitted by law.

            Section 5.2. Currency of Account; Conversion of Currency; Foreign Exchange Restrictions. (a) U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with this Note, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by the Paying Agent or the holder of this Note in respect of any sum expressed to be due to it from the Company will only constitute a discharge to the Company to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under this Note, the Company will indemnify it against any resulting loss as set forth in Section 5.2(b). In any event, the Company will indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 5.2, it will be sufficient for the Paying Agent or the holder of this Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). The indemnities set forth in this Section 5.2 constitute separate and independent cause of action, shall apply irrespective of any indulgence granted by the holder of this Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Note.

            (b) The Company covenants and agrees that the following provisions shall apply to conversion of currency:

            (i) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the "judgment currency") an amount due in any other currency (the "Base Currency"), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

            (ii) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

            (iii) The obligations contained in subsections (a), (b)(i)(B),
      (b)(ii) and (b)(iv) of this Section 5.2 shall constitute separate and independent obligations from the other obligations of the Company under this Note, shall give rise to separate and independent causes of action against the Company, shall apply irrespective of any waiver or extension granted by the holder of this Note from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company for a liquidated sum in respect of amounts due hereunder (other than under subsection
      (b)(ii) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the holder of this Note and no proof or evidence of any actual loss shall be required by the Company or the liquidator or otherwise or any of them. In the case of subsection (b)(ii) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

            (iv) The term "rate(s) of exchange" shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York City time) for spot purchases of the Base Currency with the judgment currency other than the Base Currency referred to in subsections (b)(i) and (b)(ii) above and includes any premiums and costs of exchange payable.

            (c) In the event that on any payment date in respect of this Note, any restrictions or prohibition of access to the Brazilian foreign exchange market exists, the Company agrees to pay all amounts payable under this Note in the currency of this Note by all reasonable means (which shall not include commencement of legal proceedings against the Central Bank of Brazil or any other governmental agency or authority or central bank), on any due date for payment under this Note, for the purchase of the currency of this Note. All costs and taxes payable in connection with the procedures referred to in this
Section 5.2 shall be borne by the Company.

            5.3. Notices. All notices, requests and demands to or upon the Company and the holder of this Note to be effective shall be in writing or by telex or telecopy and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or in the case of telex with appropriate answerback received, or in the case of telecopy notice, with written confirmation of receipt, which confirmation may be by telex or telecopy notice. All such notices, requests and demands shall be addressed, in the case of the holder of this Note, to such address and transmission number for notices provided to the Company from time to time by such holder, and in the case of the Company, as follows or to such other address as may be hereafter notified by the Company:

The Company:      ITSA - Intercontinental Telecomunicacoes Ltda.
                  SCS, Quadra 07-B1-A
                  Ed. Executive Tower
                  Sala 601
                  70.300.911 Brasilia - DF
                  Brazil
                  Phone No.:    011-55-61-314-9908
                  Telecopier No.:  011-55-61-323-5660
                  Attention:  Hermano Studart Lins de Albuquerque

            5.4. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the holder of this Note, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            5.5. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Note.

            5.6. Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the holder of this Note for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note and any such other documents, including, without limitation, fees and disbursements of counsel to the holder of this Note, (b) to pay, indemnify, and hold the holder of this Note harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying any tax (including, without limitation, any registration, stamp, documentary, court, excise or other tax, fee or charge and any penalty or interest with respect thereto which may be assessed, levied or collected by the Federative Republic of Brazil or any Governmental Authority thereof) which may be payable or determined to be payable in connection with the execution, delivery, filing registration or enforcement of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Note and any such other documents and (c) to pay, indemnify, and hold the holder of this Note harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or disbursements of any kind or nature whatsoever (other than those resulting from the gross negligence or wilful misconduct of such holder) with respect to the execution, delivery, enforcement, performance and administration of this Note and any such other documents (all the foregoing, collectively, the "indemnified liabilities"). The agreements in this subsection shall survive payment of this Note and all other amounts payable hereunder.

            5.7. Set-off. In addition to any rights and remedies of the holder of this Note provided by law, the holder of this Note shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the holder of this Note to or for the credit or the account of the Company. The holder of this Note agrees promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

            5.8. Usury Law. (a) Usury Limitation. It is the intention of the Company and the holder of this Note to conform strictly to applicable usury laws as presently in effect. If the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, the State of New York, the Federative Republic of Brazil or any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary hereunder, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged, or received under this Note or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law (the "Maximum Rate"), and any excess shall be applied to the outstanding principal amount hereof (or, if this Note shall have been repaid in full, refunded to the Company) and (ii) in the event that the maturity of this Note is accelerated, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for hereunder shall be canceled automatically as of the date of such acceleration.

            (b) Recapture. If at any time the rate of interest on this Note would exceed the Maximum Rate but for the foregoing limitation, the interest rate on this Note shall remain at the Maximum Rate, notwithstanding subsequent reduction of the rate of interest on this Note, until the total amount of interest accrued hereon equals the amount of interest which would have accrued if the rate of interest on this Note had not been limited to the Maximum Rate, but nothing in this paragraph shall affect or extend the maturity of this Note.

            If at maturity or final payment of this Note the total amount of interest accrued hereon is less than the total amount of interest which would have accrued had the rate of interest on this Note not been limited to the Maximum Rate, the Company agrees, to the full extent permitted by law, to pay to the holder of this Note an amount equal to the positive difference, if any, derived by subtracting (i) the amount of interest which accrued hereon pursuant to the provisions of paragraphs (a) and (b) of this subsection from (ii) the lesser of (A) the amount of interest which would have accrued hereon if the Maximum Rate had at all times been in effect and (B) the amount of interest which would have accrued if the rate of interest hereon, not limited to the Maximum Rate, had at all times been in effect.

            5.9. Severability. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            5.10. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            5.11. Use of the English Language. This Note has been negotiated and executed in the English language. If this Note is translated into the Portuguese language, the English language version of this Note and comments delivered hereunder shall control and be conclusive as to the meaning of any terms and provisions hereof or thereof. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Note shall be in the English language, or accompanied by a certified English translation thereof.

            5.12. No Personal Liability of Directors, Officers, Employees and Others. No past, present or future director, officer, employee, incorporator, partner or stockholder of the Company will have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or its creation. The holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of this Note.

            5.13. WAIVERS OF JURY TRIAL.  THE COMPANY AND TV FILME (BY
ITS ACCEPTANCE OF THIS NOTE) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN.

            IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

                                    ITSA - INTERCONTINENTAL
                                    TELECOMUNICACOES LTDA.


                                    By: /s/ Hermano Studart Lins de Albuquerque
                                       ----------------------------------------
                                      Name: Hermano Studart Lins de Albuquerque
                                      Title: Delegate-Manager



WITNESSES:


By: /s/ Regina L. Hillman
    ------------------------
   Name: Regina L. Hillman


By: /s/ Jaime Mercado
   -------------------------
   Name: Jaime Mercado


                              ENDORSEMENT

                              Pay to the order of Bearer


                              TV FILME, INC.


                              By: /s/ Hermano Studart Lins de Albuquerque
                                  -----------------------------------------
                                  Name: Hermano Studart Lins de Albuquerque
                                  Title: Chief Executive Officer

STATE OF NEW YORK      )
                       :  ss.
COUNTY OF NEW YORK     )


On this 16th day of December, 1996, before me, a notary public within and for said county, personally appeared Hermano Studart Lins de Albuquerque to me personally known who being duly sworn, did say that he is Delegate-Manager of ITSA-Intercontinental Telecomunicacoes Ltda., one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said corporation.


                               /s/ Olivia Savell
                               -------------------------
                                  Notary Public


[NOTARIAL SEAL]